Exhibit 8.1
November 7, 2007
Eagle Rock Energy Partners, L.P.
16701 Greenspoint Park Drive, Suite 200
Houston, Texas 77060
Ladies and Gentlemen:
     We have acted as counsel for Eagle Rock Energy Partners, L.P. (the “Partnership”), a Delaware limited partnership, with respect to certain legal matters in connection with the registration for resale of common units representing limited partner interests in the Partnership. We have also participated in the preparation of a Registration Statement on Form S-3, to which this opinion is an exhibit (the “Registration Statement”). In connection therewith, we prepared the discussion (the “Discussion”) set forth under the caption “Material Tax Consequences” in the Registration Statement.
     All statements of legal conclusions contained in the Discussion, unless otherwise noted, are our opinion with respect to the matters set forth therein as of the effective date of the Registration Statement. In addition, we are of the opinion that the Discussion with respect to those matters as to which no legal conclusions are provided is an accurate discussion of such federal income tax matters (except for the representations and statements of fact by the Partnership and its general partner, included in the Discussion, as to which we express no opinion).
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,
/s/ THOMPSON & KNIGHT LLP

KT/RDW